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                               MEDCATH CORPORATION
         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)
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                                                                                                               NINE MONTHS
                                                                    FISCAL YEAR ENDED SEPTEMBER 30,           ENDED JUNE 30,
                                                           ------------------------------------------------  ----------------
                                                             1999      2000      2001      2002      2003     2003     2004
                                                           --------  --------  --------  --------  --------  -------  -------
EARNINGS:
  Income (loss) before minority interest and income taxes  $(34,946) $(10,354) $ 15,528  $ 37,722  $(54,477) $ 8,036  $ 7,570
  Equity method investment earnings (losses)                 (5,640)   (2,011)   (2,119)    3,007     3,541    2,893    2,624
                                                           --------  --------  --------  --------  --------  -------  -------

                                                            (29,306)   (8,343)   17,647    34,715   (58,018)   5,143    4,946
  Add:
    Fixed charges                                            25,348    30,903    26,659    25,141    27,566   20,143   22,004
    Amortization of capitalized interest                        109       188       194       250       279      203      225
    Distributed income of equity investees                     --         152        84       143       236      184    3,391
  Less:
    Capitalized interest                                      3,006      --        --       1,241     1,392      948      641
    Minority interest in pre-tax income of subsidiaries
      that have not incurred fixed charges                      917     1,986     4,869     8,356     3,815    3,786      451
                                                           --------  --------  --------  --------  --------  -------  -------
      Earnings as adjusted                                 $ (7,772) $ 20,914  $ 39,715  $ 50,652  $(35,144) $20,939  $29,474
                                                           ========  ========  ========  ========  ========  =======  =======


FIXED CHARGES:
  Third party interest expense                             $ 21,667  $ 29,047  $ 24,876  $ 22,282  $ 24,399  $17,816  $19,618
  Capitalized interest                                        3,006      --        --       1,241     1,392      948      641
  Amortization of loan acquisition costs                        475     1,568     1,519     1,314     1,458    1,089    1,469
  Estimate of the interest within rental expense                200       288       264       304       317      290      276
                                                           --------  --------  --------  --------  --------  -------  -------
      Total fixed charges                                  $ 25,348  $ 30,903  $ 26,659  $ 25,141  $ 27,566  $20,143  $22,004
                                                           ========  ========  ========  ========  ========  =======  =======

  Ratio of earnings to fixed charges/(excess of fixed
    charges over earnings)                                  (33,120)   (9,989)    1.49x     2.01x   (62,710)   1.04x    1.34x
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